Filed Pursuant to Rule 424(b)(5)

Registration No. 333-271386

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements dated August 16, 2024, May 20, 2024 and December 13, 2023 and Base Prospectus dated June 9, 2023)

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Genprex, Inc.

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Up to $7,536,207

Common Stock

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This prospectus supplement (this “Third Sticker Supplement”) further amends, modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, (i) our prospectus supplement dated August 16, 2024 (the “Second Sticker Supplement”), our prospectus supplement dated May 20, 2024 (the “First Sticker Supplement”), (ii) our prospectus supplement, dated December 13, 2023 (the “Original Prospectus Supplement”), and (iii) the accompanying base prospectus, dated June 9, 2023 (the “Base Prospectus” and, collectively with the Second Sticker Supplement, the First Sticker Supplement and the Original Prospectus Supplement, the “Prospectus”). This Third Sticker Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Third Sticker Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto. The information in this Third Sticker Supplement gives effect to the one-for-forty (1-for-40) reverse stock split of our common stock, par value $0.001 per share, effected at 12:01 am Eastern Time on February 2, 2024.

In accordance with the terms of the At The Market Offering Agreement (the “Sales Agreement”), dated December 13, 2023, that we entered into with H.C. Wainwright & Co., LLC (“Wainwright”), we may offer and sell shares of our common stock from time to time through Wainwright, acting as sales agent or principal, having an aggregate offering price of up to $7,536,207.

On April 1, 2024, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2023, we became subject to the offering limits in General Instruction I.B.6 of Registration Statement on Form S-3.

We are filing this Third Sticker Supplement to amend the Prospectus to update the amount of our common stock we are eligible to sell under General Instruction I.B.6 to Form S-3. As a result of these limitations and the current public float of our common stock calculated as set forth below, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $7,536,207 from time to time through Wainwright. If our public float increases such that we may sell additional amounts of common stock in excess of the aforementioned aggregate offering price as provided for in this Third Sticker Supplement under the Sales Agreement and the registration statement and Prospectus of which this Third Sticker Supplement and the Original Prospectus Supplement are a part, we will file another prospectus supplement prior to making such additional sales in excess of the aforementioned aggregate offering price as provided for in this Third Sticker Supplement.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GNPX”. On November 7, 2024, the last reported sales price of our common stock on Nasdaq was $1.69 per share.  As of the date of this Third Sticker Supplement, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $30,477,172, which was calculated based on 8,489,463 shares of our common stock outstanding held by non-affiliates as of November 7, 2024 and at a price of $3.59 per share, the last reported sale price for our common stock on October 22, 2024. During the twelve (12) calendar months prior to and including the date of this Third Sticker Supplement, we have sold securities with an aggregate market value of approximately $2,622,850 pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the Original Prospectus Supplement, Page 5 of the Base Prospectus, and the risks discussed under similar headings in documents incorporated by reference into the Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Third Sticker Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Third Sticker Supplement and the Prospectus. This Third Sticker Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Third Sticker Supplement and the Prospectus.

H.C. Wainwright & Co.

The date of this prospectus supplement is November 8, 2024.